Artisan Partners Funds, Inc.
1940 Act File No. 811-8932
Report on Form N-SAR for the period ended
September 30, 2014

Sub-Item 77D:	Policies with respect to security
investments

	Effective August 29, 2014, the market
capitalization limit for companies in which Artisan Mid
Cap Value Fund may initiate a position in a company changed from between $2 billion and $15 billion to within the range of the market capitalizations of companies in the Russell Midcap(r) Index as of the most recent calendar year-end (between $504.6 million and $29.1 billion as of December 31, 2013). The changes were incorporated into Artisan Funds' Investor and Institutional Shares prospectus dated February 14,
2014, as supplemented August 25, 2014.

	Effective August 29, 2014, the market
capitalization limit for companies in which Artisan
Small Cap Fund may initiate a position changed from below $2.5 billion to within the range of the market capitalizations of companies in the Russell 2000(r) Index as of the most recent calendar year-end (between $35.7 million and $5.3 billion as of December 31, 2013). The changes were incorporated into Artisan Funds' Investor and Institutional Shares prospectus dated February 14,
2014, as supplemented August 25, 2014.

	Effective August 29, 2014, the market
capitalization limit for companies in which Artisan
Small Cap Value Fund may initiate a position changed from below $2 billion to within the range of the market capitalizations of companies in the Russell 2000(r) Index as of the most recent calendar year-end (between $35.7 million and $5.3 billion as of December 31, 2013). The changes were incorporated into Artisan Funds' Investor and Institutional Shares prospectus dated February 14,
2014, as supplemented August 25, 2014.